Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO

SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a description of securities of Lottery.com Inc. (the “Company,” “we” or “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is a summary and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as Exhibits 3.1 and 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We urge you to read each of the Charter, the Bylaws, the warrant-related documents described herein and the applicable provisions of the Delaware General Corporation Law in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of an aggregate of 501,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share.

The shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”). Unless the board of directors of the Company (the “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

No shares of Common Stock will be subject to redemption (except as described below under “Redemption Rights with Respect to Capital Stock held by Disqualified Holders and Their Affiliates”) or have pre-emptive rights to purchase additional shares of capital stock. Holders of Common Stock do not have subscription, redemption or conversion rights. The Common Stock will not be subject to further calls or assessment by the Company. There will be no sinking fund provisions applicable to the Common Stock. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of the Company’s preferred stock that the Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

The Charter authorizes the Board to establish one or more series of preferred stock. Unless required by law or by The Nasdaq Stock Market LLC (“Nasdaq”), the authorized shares of preferred stock will be available for issuance without further action by the stockholder. The Board is authorized to fix, from time to time, before issuance, the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

●	The number of shares of any series and the designation to distinguish the shares of all other series.

●	The voting powers, if any, and whether such voting powers are full or limited in such series.

●	The redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid.

●	Whether dividends, if any, will be cumulative or non-cumulative, the dividend rate of such series, and the dates and preferences of dividends on such series.

●	The rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of, ours assets.

●	The provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto.

●	The right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity.

●	The provisions, if any, of a sinking fund applicable to such series.

●	Any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

All of the foregoing may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their shares of Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these and/or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Public Warrants

The warrants issued in connection with the Company’s initial public offering (the “IPO”), consummated on June 1, 2018 while the Company operated as Trident Acquisitions Corp. (the “public warrants”), entitle the holder of each public warrant to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. Each public warrant became exercisable on November 28, 2021, which date was 30 days after October 29, 2021 (the “Business Combination Closing Date”), the closing date of the Company’s business combination with AutoLotto, Inc. (the “Business Combination”). Each public warrant will expire at 5:00 p.m., New York City time on October 29, 2026, which date is five years from the Business Combination Closing Date, or earlier upon redemption.

No public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. The shares of Common Stock issuable upon exercise of the public warrants have been registered pursuant to the Company’s Form S-1 Registration Statement, filed with the Securities and Exchange Commission on November 18, 2021 and which was declared effective on November 24, 2021. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective on any day in which a holder wishes to exercise such warrants, such holders of public warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise the public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933 (the “Securities Act”). The public warrants are subject to the terms of the Warrant Agreement (as defined below). Under the terms of the Warrant Agreement, a current prospectus relating to the shares of Common Stock issuable upon exercise of the public warrants is required to be maintained until the expiration of the public warrants. However, there can be no assurance that this will be the case and, if a current prospectus relating to the shares of Common Stock issuable upon exercise of the public warrants is not maintained, holders will be unable to exercise their public warrants for cash and any such warrant exercise is not required to be settled. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the public warrants is not current, or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the public warrants reside, there is no requirement to net cash settle the public warrant exercise, the public warrants may have no value, the market for the public warrants may be limited and the public warrants may expire worthless.

The outstanding public warrants may be called for redemption:

●	in whole and not in part;

●	at a price of $0.01 per public warrant:

●	if, and only if, the reported last sales price of the shares of Common Stock equals or exceeds $16.00 per shares, for any 20 trading days within a 30 trading day period ending on the third business day prior to the day on which the notice of redemption is given to public warrant holders; and

●	upon not less than 30 days’ prior written notice of redemption to each public warrant holder.

We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. Whether we will exercise our option to require all holders to exercise their public warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the public warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The public warrants have been issued in registered form under a warrant agreement (as amended, the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (f/k/a Trident Acquisitions Corp.). The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders of public warrants.

The exercise price and number of shares of Common Stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the public warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The public warrants may be exercised upon surrender of a public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of such public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Dividends

The DGCL permits a corporation incorporated in the State of Delaware to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined by the DGCL as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities.

The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of the DGCL affecting the payment of distributions to stockholders and any other factors the Board may consider relevant.

Subject to the rights of the holders of any series of preferred stock, holders of Common Stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of our assets or funds legally available therefor.

Annual Stockholder Meetings

The Bylaws provide that annual stockholder meetings will be held wholly or partially by means of remote communication, or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as will be designated in the notice of the annual meeting. At any annual meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the DGCL contain provisions, as summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the Nasdaq listing requirements (which currently apply and will continue to apply to the Company if and for so long as the Common Stock remain listed on Nasdaq) require stockholder approval of certain issuances that equal or exceed 20% of the then-outstanding voting power, or the then-outstanding number of shares of Common Stock. Additional shares of Common Stock that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

Our directors are classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting of our stockholders held, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Company entitled to vote on the election of such director, voting together as a single class.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the terms of the Investor Rights Agreement, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other cause and any newly created directorships resulting from any increase in the number of directors will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and will not be filled by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified or until such director’s earlier death, resignation, disqualification, retirement or removal. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called for any purpose or purposes only by the Board, the chairperson of the Board or the Chief Executive Officer and may not be called by stockholders. At any special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information on a timely basis. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to, or mailed or received by, the Secretary of the Company at the principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, to be timely, notice by the stockholder must be so delivered, or mailed and received, not later than the close of business of on the 90th day prior to such annual meeting or, if later, on the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

The Bylaws also specify requirements as to the proper form and content of a stockholder’s notice.

These advance notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Lottery.com.

Consent of Stockholders in Lieu of a Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of the stockholders and may not be taken without a meeting by means of any written consent of such stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their stock as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”).

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our stock at the time of the transaction to which the action relates, or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Current Charter

The Charter provides that the Company reserves the right to amend, alter, change or repeal any provision contained in the Charter. Notwithstanding any inconsistent provision of the Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with certain provisions, as noted in the Charter.

Amendment of the Bylaws

The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of the Charter, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of our capital stock or any particular class or series thereof required by the Charter, the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, is required in order for our stockholders to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Exclusive Forum Selection

The Charter contains an exclusive forum provision providing that, unless we consent in writing to the selection of an alternative forum, the Chancery Court shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, or the Charter or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the foregoing is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this exclusive forum provision; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

In addition, the Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and our stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or our stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as a director.

The Charter provides that the Company may indemnify and advance expenses to directors, officers, employees or agents of the Company or any of its predecessors, or at the Company’s request at another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by law.

The Bylaws provide that the Company is expressly authorized to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or serving at the Company’s request at another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative actions against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, our stockholders’ investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors, officers, employees or agents pursuant to these indemnification provisions in the Charter and the Bylaws.

Redemption Rights with Respect to Capital Stock Held by Disqualified Holders and Their Affiliates

The Charter provides that any shares of capital stock, bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Company, a debt owed by the Company or the right to acquire any of the foregoing (for purposes of this section, the “Securities”), owned or controlled by a record or beneficial holder of the Company’s Securities or an affiliate thereof who or that (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any Regulatory Authority (as such term is defined in the Charter), (ii) is denied or disqualified by any regulatory authority from receiving or holding any Regulatory Approval (as such term is defined in the Charter)), (iii) is determined by a regulatory authority or by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, to be disqualified or unsuitable to own or control any Securities or to be associated or affiliated in any capacity with the Company, its affiliates, or the business and activities of the Company and its affiliates in any Applicable Jurisdiction (as such term is defined in the Charter), (iv) causes the Company or any of its affiliates to lose or to be threatened with the loss of any Regulatory Approval, or (v) is deemed likely by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, by virtue of such holder’s ownership or control of Securities or association or affiliation with the Company or its affiliates, to jeopardize, impede, impair or adversely affect the ability of the Company’s or any of its affiliates to obtain, maintain, hold, use or retain any Regulatory Approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any Regulatory Approval (each of such holders or an affiliate of such holder, a “Disqualified Holder”) shall be subject to redemption by the Company (as described in the Charter) as and to the extent required by a Regulatory Authority or deemed necessary or advisable by the Company’s Board.

If a Regulatory Authority requires the Company, or the Board deems it necessary or advisable, to cause any such Securities be subject to redemption, we will deliver a redemption notice (as described in the Charter) to the Disqualified Holder or its affiliate(s) (as applicable) and shall purchase the number and type of Securities specified in the redemption notice for the redemption price, as defined and determined in accordance with the Charter and set forth in the redemption notice.

Commencing on the date that a regulatory authority serves notice of a determination of disqualification or unsuitability of a holder of Securities, or the Board otherwise determines that a person is a Disqualified Holder, and until the Securities owned or controlled by such person are owned or controlled by a person who is not a Disqualified Holder, the Disqualified Holder and any affiliates of such Disqualified Holder shall not be entitled to: (i) exercise, directly or indirectly, any voting rights conferred by such Securities or otherwise participate in the management of the business or affairs of the Company or our affiliates; (ii) receive any dividends or share of distribution of profits or cash or any other property of, or payments upon dissolution of, the Company or our affiliates, other than payment for the redemption of the Securities as described in the Charter; or (iii) receive any remuneration in any form from the Company or any of our affiliates, for services rendered or otherwise.

No redemption of Securities shall be effectuated pursuant to the Charter without the receipt of the regulatory approvals required therefor. From and after the redemption date, the Securities shall no longer be deemed outstanding, such Disqualified Holder shall cease to be a stockholder with respect to such Securities and all rights of such Disqualified Holder (other than the right to receive the redemption price) shall cease.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock (the “Transfer Agent”) and warrant agent for our public warrants (the Warrant Agent”) is Continental Stock Transfer & Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing of Securities

Our Common Stock and the public warrants are listed on Nasdaq under the symbols “LTRY” and “LTRYW,” respectively.